Exhibit 99.24

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

BYLAWS OF MEDIASET S.P.A.

NAME

Article 1)

The name of the company is:

“MEDIASET S.p.A.”

This name can be used in any graphic form.

REGISTERED OFFICE

Article 2)

1. The company has its registered office in Milan.

2. Secondary offices, branches, agencies, representative offices and administrative offices can be established and closed elsewhere without limitation, including abroad.

Article 3)

The shareholders’ domicile for their relations with the company is that shown in the shareholders’ register.

CORPORATE PURPOSE

Article 4)

The company shall carry out the following activities:

a) direct engagement in radio and television program broadcasting.

The company may also own interests in companies that carry out the aforementioned activity;

b) production, co-production, executive production of films, feature films, short films, documentaries, telefilms, shows and broadcasts generally intended for television and radio channels, advertising shorts, as well as the copying and duplication of film and television programs;

c) the purchase, sale, distribution, rental, publishing and marketing in general of films, telefilms, documentaries, film and television programs;

d) the production and making of soundtracks for films, telefilms and documentaries, including dubbing;

e) the activity of music and record publishing;

f)  the operation and management of film and theatre companies;

g) the carrying out of wall space advertising, press, television and audiovisual advertising.

The company may also own interests in companies that carry out the aforementioned activity;

h) information, cultural and recreational activity, notably with regard to the production and/or management and/or marketing and/or distribution of information and communication tools in the field of journalism, with the exclusion of daily newspapers, irrespective of the way in which they are created, processed and distributed using written or sound media or through audiovisual and television broadcasting;

i)  promotional and public relation activities including the organization and management of courses, conferences, conventions, seminars, exhibitions, shows and any other activity related to research and culture such as the publication of studies, monographs, catalogs, books, pamphlets and audiovisuals;

l) the management of real estate and industrial complexes related to the operation of movie theatres and to the activities specified in items a) to h) above;

m)    the exercise of commercial rights in intellectual property through any dissemination means, including the marketing of trademarks, inventions and ornamental designs also relating to cinematographic and television works, merchandising, sponsorship;

n)        the construction, purchase, sale and exchange of real estate;

o)        the installation and operation of systems for the performance and management, in any geographical area, of telecommunications services as well as the performance of all related activities, including the design on own account, creation, management and marketing of telecommunication, computer communication and electronic systems, products and services with the exclusion of any activity for which registration in professional registers is required.

These activities may be carried out either directly or in association with third parties or on behalf of third parties both in Italy and abroad.

The company may also acquire interests in other companies and undertakings, but shall not engage in retail share dealing; the company may coordinate the financial, technical and administrative operations of the investee companies and entities and may provide services to them; the company may carry out all commercial, industrial, financial, securities and real estate transactions related to the achievement of the corporate purpose; the company may take out loans and resort to financing of any kind and duration, grant security interests and personal guarantees on movable or immovable property, including sureties, pledges and mortgages to guarantee its own obligations or those of companies and undertakings of its own corporate group; in general the company may carry out any other activity and perform any other transaction inherent in, connected to or useful for the achievement of the corporate purpose.

The following activities are in any case excluded: attracting savings from the public pursuant to applicable laws; activities the performance of which is restricted to entities authorized to provide financial investment and collective asset management services to the public; the performance vis à vis the public of any activity that is qualified by law as financial activity.

DURATION

Article 5)

The duration of the company is established until 31 (thirty-first) December 2050 (two thousand and fifty); it may be extended and the members not approving the relevant resolution are not entitled to withdraw.

SHARE CAPITAL

Article 6)

1.         The share capital amounts to €614,238,333.28. = (six hundred and fourteen million two hundred thirty eight thousand three hundred and thirty three point twenty-eight) and consists of 1,181,227,564. = (one billion one hundred and eighty one million two hundred and twenty seven thousand five hundred and sixty four) ordinary shares with a nominal value of €0.52 (zero point fifty-two) each.

2.         The share capital may be increased through contributions in cash, in kind and receivables. The issue of bonds with warrants to subscribe shares in the company falls under the responsibility of the Shareholders’ Meeting.

3.         Without prejudice to any other provision regarding capital increases, the share capital may be increased, by contributions in cash and excluding the subscription right, by up to 10% (ten per cent) of the pre-existing share capital, provided that the issue price corresponds to the market value of the shares and this is confirmed by a specific report of the firm in charge of the statutory audit of the accounts. The resolution referred to in this paragraph is passed with the quorums referred to in Articles 2368 and 2369 of the Italian Civil Code.

4.         Subject to the provisions of article 2441, eighth paragraph of the Italian Civil Code, the Shareholders’ Meeting may decide, in order to cover the company’s stock option plans and by resolution to be approved by shareholders representing more than half of the share capital, including when taken on second or subsequent calls, to increase the share capital by up to 5% of the pre-existing share capital, with exclusion of the subscription right and being entitled to set the subscription price at a discount compared to the average stock market price, provided such discount is based on objective indices set out in the relevant stock option plans. The minimum subscription value of each share must not in any case be lower than the greater of the proportional share of book equity and the nominal value.

5.         The Shareholders’ Meeting may delegate the resolutions referred to in the previous paragraphs to the Board of Directors, pursuant to the provisions of Article 2443 of the Italian Civil Code.

Article 7)

1.         The shares are registered, indivisible and freely transferable.

2.         Each share confers the right to one vote.

3.         Notwithstanding the provisions of paragraph 2 above, each share confers the right to a double vote (two votes per share) provided that both of the following conditions are met: (a) the share has been held by the same person, on the basis of a real right entitling the holder to exercise the associated voting right (full ownership with voting rights, bare ownership with voting rights or usufruct with voting rights) for a continuous period of at least twenty-four months; (b) the fact of (a) having been met is certified by continuous registration for a period of at least twenty-four months in the purpose-established special roll governed by this provision (the “Special Roll”) and by a specific letter, issued by the broker on whose accounts the shares were deposited under applicable law, certifying the ownership of those shares on the date on which the continuous period elapsed.

4.         Enhanced voting rights shall be acquired on the first-occurring of the following dates: (i) the third trading day of the calendar month following the month in which the conditions for enhanced voting rights required by the Company Bylaws were met; or (ii) the record date, determined in accordance with applicable law, of any Shareholder’s Meeting held after the date on which the conditions for enhanced voting rights required by the Company Bylaws were met.

5.         The Company shall set up and keep the Special Roll on which shareholders intending to enjoy enhanced voting rights must register at its registered office, in compliance with the procedural and content requirements of applicable law. To register on the Special Roll, any person so entitled hereunder must submit an application, accompanied by certification of share ownership — including for part of the shareholder’s shares only — issued by the broker on whose accounts the shares were deposited under applicable law. A shareholder may also apply for enhanced voting on a fraction of shares only. For persons other than natural persons, the application must state whether or not that person is directly or indirectly controlled by third parties and must contain the identification details of any such holding company.

6. The Special Roll shall be updated by the Company by the third trading day of the next calendar month and, additionally, by the record date envisaged by applicable regulations governing the right to attend and vote at Shareholders’ Meetings.

7. The Company shall erase entries from the Special List in the following cases:

(i)                                    relinquishment by the registered person;

(ii)                                the registered person or the broker issues notice that such person no longer meets the conditions for enhanced voting rights or no longer holds the underlying real right and/or associated voting right;

(ii)                                automatically, if the Company is informed of events that imply that the registered person no longer meets the conditions for enhanced voting rights or no longer holds the underlying real right and/or associated voting right.

8. Enhanced voting rights shall be lost if:

a)                                     the share is disposed of against payment or free of charge, where “disposal” shall also mean the creation of a pledge, usufruct or other incumbrance on the share, wherein the shareholder loses the right to vote. If only part of the enhanced vote shares are disposed of against consideration of free of charge, the disposer shall retain enhanced voting rights over shares other than those disposed of.

b)                                     controlling interests in companies or bodies that hold enhanced vote shares are directly or indirectly disposed of at a level above the threshold provided for by Article 120, paragraph 2 of Italian Legislative Decree No. 58/1998 (“Change of Control”).

9. Enhanced voting rights:

a)                                     shall be retained by the heir and/or legatee in the event of succession to the estate of a deceased person;

b)                                     shall be retained by the surviving or resulting company, respectively, in the event of a merger or demerger involving the shareholder;

c)                                      shall be extended, on a proportional basis, to new shares issued as part of any share capital increase pursuant to Article 2442 of the Italian Civil Code and as part of any share capital increase under option;

d)                                     shall also be carried by shares allocated in exchange for enhanced vote shares in the event of a merger or demerger, provided that the merger or demerger plan allows for this;

e)                                      shall be retained if a portfolio is transferred to another collective investment undertaking managed by the same person.

10. In the assumptions referred to in (c) and (d) of paragraph 9 above, new shares shall be allocated enhanced voting rights as follows: (i) in the event of newly issued shares to which the shareholder is entitled on the basis of shares already vested with an enhanced voting right, immediately upon their registration on the Special Roll, without any requirement for the continuous shareholding period to run again; (ii) in the event of newly issued shares to which the shareholder is entitled on the basis of shares not yet vested (but in the process of being vested) with an enhanced voting right, immediately upon the shareholding period having been met, calculated from their initial registration on the Special Roll.

11.       Any person entitled to enhanced voting rights may, at any time, irrevocably relinquish those enhanced voting rights (in full or in part) by sending written notice to the Company. However, that person may reacquire enhanced voting rights on the shares for which those rights were relinquished by re-registering on the Special Roll and waiting out the entire continuous shareholding period of at least 24 months.

12.       Enhanced voting rights shall also be taken into account when calculating the share-capital quorum for holding a Shareholders’ Meeting or passing a resolution at a Shareholders’ Meeting, without this affecting non-voting rights associated with holdings of share capital.

13.       For the purposes of this article, control shall have the meaning provided in the regulations on listed issuers.

2. 14. The above is subject to the provisions regarding representation, entitlement and circulation of the shares applicable to securities traded on regulated markets.

Article 8)

Any cash payments made by the shareholders to the company by way of loans shall be made in accordance with the law and in compliance with the relevant provisions:

a)             as capital contribution with no right to reimbursement;

b)             as interest-bearing or non-interest bearing loan with right to reimbursement.

IDENTIFICATION OF SHAREHOLDERS

SHAREHOLDERS’ MEETING

Article 8-bis)

1.              At any time and at its own expense, the Company may request that intermediaries, according to the procedures established by the laws and regulations from time to time in force, provide the identification data of shareholders who have not expressly objected to the disclosure thereof, together with the number of shares registered on accounts held in their names.

2.              The Company is required to make the same request to the intermediaries, if requested by one or more shareholders representing half of the minimum shareholding established by Consob pursuant to art. 147-ter, paragraph 1, of the Consolidated Finance Law, to be proved by filing an appropriate certification.

3.              Save as otherwise provided by legally binding laws or regulations, the costs related to the request for identification of the shareholders upon request of the shareholders shall be equally shared between the Company and the requesting shareholders (except for the costs incurred to update the shareholders’ register to be borne by the Company).

4.              The Company or the shareholders who have submitted a request pursuant to paragraph 2 above, may circumscribe such request for identification of shareholders who have not expressly prohibited the disclosure of their data to those who hold a stake equal to or above a specific threshold as specified by the applicant.

5.         The Company must notify the market, in accordance with the rules from time to time in force, that an identification request has been submitted, at the request of either the Company or the shareholders, also disclosing, respectively, the reasons for the request or the identity and total shareholding of the requesting shareholders. The data received are made available to all shareholders at no cost.

Article 9)

1.         The Shareholders’ Meetings are held at the Company’s registered office or elsewhere in Italy.

2.         The Shareholders’ Meeting must be called by notice, published within the legal time limits, specifying the date, time and place of the meeting, the items on the agenda and any other information required by current legislation. The notice must also specify the date of second call, unless the Board of Directors makes use of the option referred to in paragraph 3 below. The notice may provide the same details for calls subsequent to the second one.

If no calls after the second one are specified, the meeting may be held in third or further calls in accordance with the applicable terms established by law.

3.         However, if the Board of Directors deems it necessary, it may establish, by express indication in the notice of call, that both the ordinary and extraordinary meetings shall be held in a single call.

4.         The notice must be published, within the legal time limits, on the company’s website and using the other methods established by current legislation.

Article 10)

The Ordinary Shareholders’ Meeting must be called, at least once a year, to approve the financial statements, within one hundred and twenty days from the end of the financial year, or within one hundred and eighty days, if the conditions established by law are met.

Article 11)

All those entitled to vote may attend the Shareholders’ Meeting.

The entitlement to attend the Shareholders’ Meeting and exercise of the right to vote is attested by a notice to the company, sent by the intermediary, in favour of the person entitled to vote, based on the records at the end of the accounting day of the seventh day on which the market is open for business prior to the date set for the meeting in first or single call. Any credit or debit entries made on the accounts after such deadline shall not be relevant for the purpose of entitlement to vote at the meeting.

The notices sent by the intermediary must be received by the end of the third day on which the market is open for business prior to the date set for the meeting in first or single call, or by such other time limits as may be established by the pro-tempore laws in force.

The entitlement to take part in and vote at the shareholders’ meeting shall continue to apply if the notices have been received by the company after the deadline provided for in the preceding paragraph, provided it is before the start of the meeting.

Article 12)

Those entitled to vote may be represented, by written proxy, in accordance with law.

The proxy can be notified to the Company, in the manner specified in the notice of call, including by e-mail sent to the address set out in the notice before the beginning of the meeting.

Article 13)

1.         The Shareholders’ Meeting is chaired by the Chairman of the Board and, in his/her absence, by the Vice Chairman if appointed; in case of absence or impediment of the above officers, by another person elected by a majority of the shareholders in attendance, according to the number of votes held.

2.         When required by law or the Chairman deems it appropriate, the Chairman of the meeting causes the minutes to be written up by a notary of his/her choice.

3.         If the minutes are not drawn up by a notary, the Shareholders’ Meeting appoints a secretary, who need not be a shareholder, and, if deemed appropriate, two scrutineers from among the shareholders and the statutory auditors.

Article 14)

1.         The Chairman of the Shareholders’ Meeting verifies, including through specific appointees, the right to attend, the meeting quorum and the identity and entitlement of those in attendance; the Chairman also regulates the progress of the meeting and checks the voting results; the results of these checks must be recorded in the minutes.

2.         Pursuant to article 2364, point 6) of the Italian Civil Code, the Ordinary Shareholders’ Meeting approves the shareholders’ meeting regulation, where applicable.

Article 15)

1.         The resolutions of the Shareholders’ Meeting are recorded in minutes signed by the Chairman of the meeting, the secretary and, where applicable, by the scrutineers.

2.         In the event the governing body is granted the authority to decide on matters which by law fall within the responsibility of the Extraordinary Shareholders’ Meeting, as referred to in Article 23) of these by-laws, the responsibility of the Shareholders’ Meeting shall not be undermined and said body retains the power to decide on such matters.

Article 16)

Both the ordinary and extraordinary shareholders’ meetings, in first and subsequent calls, shall be quorate and their resolutions shall be approved in accordance with legal provisions.

BOARD OF DIRECTORS

Article 17)

1.         The Company is administered by a Board of Directors, consisting of seven to fifteen Directors, who may be re-elected.

2.         Before appointing the Board, the Shareholders’ Meeting determines the number of members of the Board and their term of office, in compliance with the time limits established by law.

3.         The Board of Directors is appointed by the Shareholders’ Meeting based on lists, which may contain a maximum of fifteen candidates, each numbered consecutively from one to the number of candidates in the list.

The lists may be submitted by the shareholders or by the Board of Directors.

4.         Each candidate may only be in one list. Failure to observe this provision will make the candidate ineligible for election.

5.         Each shareholder may not present, or contribute to present, or vote for more than one list, including through an intermediary or trust company. Shareholders belonging to the same group — namely the parent company, subsidiaries and companies subject to joint control — and shareholders that take part in a shareholders’ agreement pursuant to Article 122 of Italian Legislative Decree 58/1998 relative to shares of the Company, may not present, or take part in presenting, or vote for more than one list, including through an intermediary or trust company.

6.         Lists may only be presented by shareholders having voting rights who, either alone or together with other shareholders, represent at least the percentage of the share capital, subscribed as at the date of submission of the list, established and published by Consob pursuant to the Regulation adopted by resolution no. 11971 of 14 May 1999, as amended, which will be from time to time notified in the notice of Shareholders’ Meeting called upon to pass resolution on the appointment of the Board of Directors.

7.         In order to determine the minimum amount of shares referred to in paragraph 6, required to present the lists, reference should be made to the shares that are registered in the shareholder’s name on the day the lists are filed at the Company.

Certification proving ownership may also be presented after the list has been filed, provided this is within the deadline for the company to publish the lists.

8.         In order to decide on the directors to elect, the lists that do not have a number of votes at least equal to half that required by the Company Bylaws or by the pro tempore laws in force on the presentation of lists, will not be considered.

9.         Each list shall include at least two candidates who meet the requirements for independence established by the pro tempore laws in force, indicating them separately. Moreover, each list with at least three candidates shall indicate candidates of different gender, as indicated in the notice convening the meeting, in order to comply with the pro tempore laws in force on gender balance.

10.            Each list must include (i) the professional curricula of candidates, containing exhaustive information on the personal and professional profiles of the candidates (ii) a certification of their suitability as independent candidates pursuant to the pro tempore laws in force, (iii) the statements by which the individual candidates accept their candidature and declare, under their own responsibility, that there are no reasons that make them ineligible or incompatible with the appointment pursuant to law, and that they meet the requirements established by law and regulations for members of the Board of Director and (iv) the additional information required by the pro tempore laws in force and by the Bylaws, which shall be specified in the notice of meeting.

11.  Each list must be signed by the shareholders who submitted it and filed at the Company’s registered office within twenty-five days prior to the date of the Shareholders’ Meeting on first or single call, subject to the deadlines established by law for filing notices convening meetings after the first call, and must be made available to the public, according to the pro tempore laws in force.

12. Without prejudice to the possibility to produce certification proving ownership of the shares within the deadline set out in paragraph 7, when presenting lists, information shall be given relative to the identity of shareholders submitting the list, indicating the percentage of their total shareholding.

13. Shareholders other than those that hold, also jointly, a controlling or relative majority shareholding shall also present a statement certifying the absence of any relationships with the latter, as provided for by law.

14. The list submitted by the Board of Directors must (i) be filed and made public, in accordance with the rules from time to time applicable to the lists submitted by the shareholders, within thirty days prior to the date of the Shareholders’ Meeting on first or single call, subject to the deadlines established by law for filing notices convening meetings after the first call, and made available to the public, according to the pro tempore laws in force on shareholders’ lists, and (ii) satisfy, mutatis mutandis, the requirements set for the submission of lists by the shareholders.

15. Any lists presented without observing the above provisions shall be intended as not presented and not included in the voting.

16. The Board of Directors is appointed as follows:

(a)                       all the directors to be elected are drawn from the list that has obtained the highest number of votes (the “Majority List”), based on the progressive order in which they are listed, except two if the number of members of the Board of Directors to be elected is between seven and eleven, or three if the number of board members to be elected is between twelve and fifteen. The office of Chairman of the Board of Directors will be assigned to the candidate in first place in the Majority List;

(b)                       the remaining members of the Board of Directors are drawn from the lists that have no connection, whether direct or indirect, with the shareholders who have submitted or voted the Majority List (the “Minority Lists”).

17. The votes obtained by each of the Minority Lists are divided by whole consecutive numbers from one to the number of directors to be elected. The quotients thus obtained are progressively allocated to the candidates of each Minority List, following the order in the lists. The quotients allocated to the candidates of the various Minority Lists are then put in one ranking in decreasing order. Those who have obtained the highest quotients are appointed as members of the Board of Directors, up to the number needed to complete the composition of the Board of Directors.

18. If multiple candidates in the Minority Lists have obtained the same quotient, the candidate in the list from which no director has yet been elected or from which the lower number of directors has been elected, shall be appointed. If none of these lists have elected a director or have all elected the same number of directors, the candidate from these lists with the highest number of votes will be elected. In the case of a tied vote between lists and with the same quotient, there will be a run-off through a new vote by the Shareholders’ Meeting, with the candidate obtaining the simple majority of votes being elected.

19. If all the members of the Board of Directors cannot be appointed according to the procedure set out above, the necessary appointments will be made by selecting candidates from the Majority List, not yet elected, in the order in which they appear, in order to meet the independence and gender requirements set out in the laws pro tempore in force and in the Bylaws.

20.       Where the composition of the Board of Directors resulting from application of the previous paragraphs does not ensure gender balance, taking into account the order in which they are listed, the most recent directors elected from the Majority List of the most represented gender are removed from office in the number needed to ensure compliance with the requirement, and are replaced by the first non-elected candidates of the least represented gender from the same list. In the absence of a sufficient number of candidates of the least represented gender in the Majority List, the shareholders’ meeting shall appoint the missing directors according to the majority set out by law, ensuring satisfaction of the requirement. The elected directors of the most represented gender who meet the independence requirements prescribed by the pro tempore laws in force shall in any event be replaced with candidates who satisfy those same requirements.

21.       The same procedure shall apply, mutatis mutandis, if the number of independent directors required by the pro tempore laws in force has not been elected.

22.       If only one list has been presented, the Shareholders’ Meeting votes on the list and if the relative majority is obtained, candidates listed in consecutive order, up to the number established by the Shareholders’ Meeting, are elected, without prejudice to compliance with requirements established by the pro tempore laws in force and the Company Bylaws on the composition of the Board of Directors, and in particular on gender balance. The candidate in first place on the list shall be elected as Chairman of the Board of Directors.

23.       If no list is presented or the application of the criteria set out in the above paragraphs does not allow for all members of the Board of Directors to be elected, the Shareholders shall make the necessary appointments during the same meeting, by resolution passed by simple majority, upon proposal of those present and entitled to vote, making sure that the requirements set out in the laws pro tempore in force and in the Bylaws on the composition of the Board of Directors and, especially, on gender balance, are complied with.

24.       The voting procedure with lists is only applied in the case of renewal of the entire Board of Directors.

25.       If one or more directors no longer holds office, for any reason whatsoever, the directors remaining in office shall replace them by co-option, ensuring, in any case, compliance with the requirements established by the pro tempore laws in force and by the Company Bylaws on the composition of the Board of Directors, and in particular, concerning gender balance. The directors appointed pursuant to Article 2386 of the Italian Civil Code are elected by the Shareholders’ Meeting with the majorities established by law, so as to ensure compliance with the requirements established by the pro tempore laws in force and by the Company Bylaws on the composition of the Board of Directors, and in particular, concerning gender balance; directors appointed in this manner remain in office up until the term of office of other directors expires.

Article 18)

1. The Board of Directors, if the Shareholders’ Meeting has not done so, or if the Chairman appointed by it ceases to hold office for any reason, chooses and appoints a Chairman from among its members, with authority to represent the company.

2.         The Board of Directors may elect one or more Deputy Chairmen, who replace the Chairman in case of his/her absence or impediment and have the authority to represent the company.

3.         The actual exercise of the power of representation by the Deputy Chairman certifies the absence or impediment of the Chairman and relieves third parties from any duty of verification or responsibility in this regard.

4.         If more than one Deputy Chairmen are appointed, the Board of Directors determines the methods for replacing the Chairman.

5.         Finally, the Board of Directors can appoint a Secretary who need not be a member of the Board.

Article 19)

1.         The Board of Directors shall meet as often as the Chairman deems it necessary, or when requested in writing by at least two of its members.

2.         The Chairman may also convene the meeting in a place different from the registered office.

3.         The meeting is called by the Chairman of the Board of Directors or by his/her deputy. The Board of Directors may also be convened by the Board of Statutory Auditors or a regular statutory auditor, subject to prior notice to the Chairman of the Board of Directors.

The notice of meeting, containing the items on the agenda, must be sent to the members of the Board of Directors at least five days before the date set for the meeting with any means that can provide proof of receipt. The meeting may be convened with a simple 24-hour notice in urgent cases. The notice of meeting may also specify the places from which participation is possible using remote communication systems in accordance with paragraph 4 below.

4.         The Board of Directors’ meetings may be held by audio or video conference, provided that all attendees can be identified and are able to follow and take part in real time in the discussion of the items that are being dealt with; as well as to receive, send or view documents. If these conditions are met, the Board of Directors’ meeting is deemed to be held at the place where the Chairman of the meeting is located and where the secretary must also be present.

Article 20)

During the Board of Directors’ meetings, the directors and the Board of Statutory Auditors are informed, at least quarterly, including by the delegated bodies and also in relation to the subsidiaries, on the general performance and outlook of operations, as well as on the most significant financial and equity transactions and on those in which the directors have an interest, on their own account or on behalf of third parties, or that are influenced by the entity, if any, that exercises management and coordination over the company. Where required due to urgency or convenience, the notification may also be made to the interested parties in writing.

Article 21)

1. The Board of Directors is quorate and may validly pass resolutions if the majority of the directors in office are present and, in the absence of notice of meeting, if all the directors in office and the regular statutory auditors are present.

2.         Resolutions are passed by the favourable vote of the majority of the directors in attendance. In the event of a tie, the Chairman’s vote shall prevail.

3.         The Board of Directors’ resolutions shall be recorded in minutes signed by the chairman and the secretary of the meeting.

Article 22)

1. Whenever, for any reason, the majority of the directors appointed by resolution of the shareholders’ meeting is no longer in office, the entire Board of Directors shall cease to hold office with effect as of the appointment of the new Board and the directors who are still in office shall convene the Shareholders’ Meeting for the appointment of the new Board of Directors pursuant to article 17) above.

2. Where - due to the failure by one or more directors to meet the independence requirements referred to in Article 17 of the Bylaws - the minimum independent directors requirement envisaged by the laws in force on the composition of the Board of Directors is no longer complied with, that director (or directors) shall immediately be removed from office.

Article 23)

1.         The Board of Directors is vested with all powers for the ordinary and extraordinary management of the company.

2.         Without prejudice to the exclusive powers of the Board of Directors provided for by the pro tempore legislation in force, the Board of Directors shall have exclusive responsibility over, and may not delegate the following matters:

• entering into any contract or legal relationship between the company and a shareholder of the company holding an interest of more than 5% in the share capital (or companies that are part of the same group as the shareholder, i.e. the subsidiaries, the parent (whether legal or natural persons) and the companies controlled by the latter), which has a value that exceeds €13,000,000.00 (thirteen million point zero zero);

• entering into any contract or legal relationship that has a value of more than €130,000,000.00. = (one hundred and thirty million point zero zero).

3.         Without prejudice to the provisions of article 15.2 of these by-laws, the Board of Directors is responsible for any resolutions concerning mergers and demergers in the cases provided for in articles 2505, 2505 bis and 2506 ter of the Italian Civil Code, the establishment or closure of secondary offices, defining which directors have the authority to represent the company, the reduction of capital if a shareholder withdraws from the company, the amendments to the bylaws to reflect regulatory provisions.

Article 24)

Subject to Article 2381 of the Italian Civil Code, the Board of Directors:

(a) may appoint an Executive Committee, determining the number of its members and delegating to it its own powers, except those that fall under the exclusive responsibility of the Board pursuant to law; the Chairman of the Board of Directors, the Vice Chairmen and the Managing Directors, if appointed, are entitled members of the Executive Committee, if established, the number of the Committee members remaining unchanged.

In the event of resignation or termination of office for any reason of members of the Executive Committee, the Board of Directors may appoint other Directors as members of the Executive Committee, up to the number set.

As regards the calling of the Executive Committee and its valid operation, the rules provided for the Board of Directors shall apply.

The members of the Executive Committee shall remain in office for the same period as their term of office as directors;

b)        may also establish other Committees, comprising persons that are not necessarily Board members, defining their duties, powers, compensation, if any, composition and operating procedures.

The Committees, if comprising persons who are not members of the Board of Directors, only have advisory powers;

c)         may delegate its own powers to one or more of its members, including appointing them as Managing Directors, subject to the provisions of Article 23 of these Bylaws;

d)        may appoint a General Manager and one or more Managers, defining their powers, as well as appoint Attorneys-in-fact for the performance of individual acts or categories of acts.

Article 25)

The authority to represent the company is vested with the Chairman, and, if appointed, with the Deputy Chairmen and the Managing Directors, acting severally.

Article 26)

1.         The Shareholders’ Meeting determines the remuneration of all the directors.

2.         In addition, the Shareholders’ Meeting may grant indemnities or other fees to the directors.

3.         The remuneration of directors with special duties is established by the Board of Directors, after having consulted with the Board of Statutory Auditors.

4.         The directors are entitled to reimbursement of the expenses incurred in the performance of their duties.

TRANSACTIONS WITH RELATED PARTIES

Article 27)

1.         For the purpose of the provisions in this article, the notion of related party transactions, significant transactions, committee of independent directors and unrelated shareholders, reference is made to the procedure for transactions with related parties adopted by the Company and published on its website (the “Procedure”) and to the pro tempore legislation in force concerning transactions with related parties.

2.         The significant related party transactions falling under the responsibility of the Shareholders’ Meeting, or which must be authorized by it, or to be submitted to the Shareholders’ Meeting in the event of contrary opinion of the Committee of Independent Directors, or which are otherwise approved without taking into account the observations of such committee, are approved with the majorities required by law, it being understood that completion of the transaction is prevented if the majority of the unrelated voting shareholders vote against the transaction. As envisaged by the Procedure, completion of the transaction is only prevented if the unrelated shareholders attending the meeting represent at least 10% (ten percent) of the share capital with voting rights.

3.         The significant related party transactions falling under the responsibility of the Board of Directors may be approved by the Board despite the adverse opinion of the independent directors’ committee, or in any case without taking into account the observations made by that committee, provided that completion of the transaction is submitted to the ordinary shareholders’ meeting of the Company for authorization. The Shareholders’ Meeting resolves on the transaction with the majorities established by law, it being understood that completion of the transaction is prevented if the majority of unrelated voting shareholders vote against the transaction. As envisaged by the Procedure, completion of the transaction is only prevented if the unrelated shareholders attending the meeting represent at least 10% (ten percent) of the share capital with voting rights.

4.         In the event of urgency, transactions with related parties that do not fall within the responsibility of the shareholders’ meeting and do not require authorization from the shareholders’ meeting are completed by applying the specific rules established by the Procedure.

BOARD OF STATUTORY AUDITORS

Article 28)

1.         The ordinary Shareholders’ Meeting elects the Board of Statutory Auditors, consisting of three regular auditors and three alternate auditors, who remain in office for three financial years until the date of the Shareholders’ Meeting convened to approve the Financial Statements of the third financial year. The auditors may be re-elected.

All Statutory Auditors shall be included in the register of auditors established pursuant to law and have carried out auditing for a minimum of three years.

Statutory Auditors shall meet requirements established by laws and by regulations in force, which shall be verified by the Board of Directors.

2.         Statutory Auditors are appointed based on lists presented by shareholders, with the procedure established below. The lists shall indicate at least one candidate for the position of Regular Auditor and one candidate for the position of Alternate Auditor and may contain up to a maximum of three candidates for the position of Regular Auditor and a maximum of three candidates for the position of Alternate Auditor. The candidates are listed in consecutive order.

Each list consists of two sections: one is for candidates for the position of regular Auditor and the other for candidates for the position of alternate Auditor. Each candidate may only be in one list. Failure to observe this regulation will make the candidate ineligible.

Lists which, in the section for regular auditors, have at least three candidates shall include in the first two places of the same section, and in the first two places of the section of alternate auditors, candidates of a different gender.

3.         Lists may only be presented by shareholders who have voting rights and who, either alone or together with other shareholders, represent the amount of share capital indicated in the Company Bylaws to present lists for the appointment of members of the Board of Directors. Each shareholder may not present, or contribute to present, or vote for more than one list, including through an intermediary or trust company. Shareholders belonging to the same group — namely the parent company, subsidiaries and companies subject to joint control — and shareholders that take part in a shareholders’ agreement pursuant to Article 122 of Legislative Decree 58/1998 relative to shares of the Company, may not present, or take part in presenting, or vote for, more than one list, including through an intermediary or trust company. In order to determine the ownership of the minimum amount of shares required to present the lists, reference should be made to (i) the shares that are registered in the shareholder’s name on the day the lists are filed at the Company and (ii) the Company’s share capital on that date.

The certification proving ownership may also be presented after the list has been filed, provided this is within the deadline for the company to publish the lists.

4.         The lists, which shall include the professional curricula of candidates and be signed by the shareholders presenting them, shall be filed at the Company’s registered office within twenty-five days prior to the date of the Shareholders’ Meeting on first or single call, without prejudice to the terms established by law for filing notices convening meetings subsequent to meetings on first call, and made available to the public, according to the pro tempore laws in force.

Without prejudice to the possibility to produce certification proving ownership of the shares within the deadline set out in paragraph 3, third sub-paragraph, when presenting lists the following must also be provided: (i) information on the identity of shareholders submitting the list, indicating the percentage of their total shareholding;

(ii) curriculum of each candidate containing exhaustive information on their personal and professional profiles and (iii) any additional information as required by the pro tempore laws in force, which shall be specified in the notice convening the Shareholders’ Meeting. Shareholders other than those that hold, also jointly, a controlling or relative majority shareholding shall also present a statement certifying the absence of any relationships with the latter, as provided for by law. Within the same deadline, each individual candidate must file a statement by which they accept their candidature and declare, under their own responsibility, that no reasons exist preventing them from being elected or making them incompatible under the law, and comply with the limits on the number of positions held pursuant to paragraph 5 below, and that they meet the requirements established by laws, regulations and the Company Bylaws for members of the Board of Statutory Auditors, along with the list of administration and control positions they hold in other companies.

5.         Persons who hold a number of administration and control positions that exceeds limits established by pro tempore laws in force may not be elected as Statutory Auditors.

6.         Lists presented without observing the above provisions shall be intended as not presented and not included in the voting.

7.         Statutory Auditors are elected as follows:

a)        from the list that obtained the highest number of votes, two regular auditors and two alternate auditors are selected, based on the consecutive order in which they appear in sections of the list;

b)        from the second list which obtained the highest number of votes in the Shareholders’ Meeting, out of the lists presented and voted by shareholders who are not related to the major shareholders, pursuant to Article 148, paragraph 2 of the Consolidated Finance Law, the other regular auditor and other alternate auditor are selected, based on the consecutive order in which they appear in sections of the list.

8.              If several lists have obtained the same number of votes, a ballot will be voted between these lists, in compliance with pro tempore laws in force, with the candidates from the list obtaining the simple majority of votes being elected.

9.              The candidate in first place in the section of candidates for the position of regular auditor, elected pursuant to paragraph 7. b) above shall be appointed as Chairman of the Board of Statutory Auditors.

10.       Where the composition of the Board of Statutory Auditors resulting from application of the previous paragraphs does not ensure gender balance, taking into account the order in which they are listed, the most recent statutory auditors elected from the most voted list of the most represented gender are removed from office in the number needed to ensure compliance with the requirement, and are replaced by the first non-elected candidates of the least represented gender from the same list. In the absence of a sufficient number of candidates of the least represented gender in the most voted list, the shareholders’ meeting shall appoint the missing statutory auditors according to the majority set out by law, ensuring satisfaction of the requirement.

11.       If only one list is presented, the Shareholders’ Meeting votes on it. If the list obtains the relative majority, the three candidates in consecutive order in the relative section will be elected as regular auditors, and the three candidates in consecutive order in the relative section will be elected as alternate auditors; the Board of Statutory Auditors is chaired by the person ranking first in the section of candidates to this position in the presented listed.

In the event of the death, resignation or end of the term of office of a regular auditor, the alternate auditor elected in first place will take over, provided this replacement ensures a gender balance. Otherwise, the auditor elected in second place will be appointed.

If the Chairman steps down from office, the Board of Statutory Auditors chooses and appoints a new Chairman from its members, who shall remain in office until the first subsequent Shareholders’ Meeting, which shall make appointments to make up the numbers of the Board of Statutory Auditors.

12.       Where no lists exist, the Board of Statutory Auditors and its Chairman are appointed by the Shareholders’ Meeting with relative majorities established by law and in compliance with pro tempore laws in force, also concerning gender balance.

13.       If multiple lists are presented, and in the case of the death, resignation or end of the term of office of a regular auditor, the alternate auditor from the same list elected in first place will take over, provided this replacement ensures a gender balance. Otherwise, the auditor elected in second place will be appointed.

The following procedure is adopted by the Shareholders’ Meeting to appoint auditors to make up the numbers of the Board of Statutory Auditors: if any statutory auditors elected from the majority list are to be replaced, the appointment takes place with a relative majority vote, without any list restrictions in compliance with the pro tempore laws in force, also concerning gender balance; when, conversely, the statutory auditors elected from the minority list have to be appointed, appointment is by relative majority vote, selecting candidates from the list in which the auditor to be replaced was included, or, subordinate to this, candidates of any other minority lists, in compliance with the pro tempore laws in force, also concerning gender balance.

If there are no candidates from minority lists, the appointment takes place voting for one or more lists, comprising a number of candidates no greater than the number to be elected, presented before the date of the Shareholders’ Meeting, and in compliance with provisions in this article for appointing the Board of Statutory Auditors, without prejudice to the fact that lists by reference shareholders or shareholders related to them, as defined by laws and regulations in force, may not be presented (and if presented will be void). Candidates in the list with the highest number of votes will be elected.

14.       The Shareholders’ meeting determines the fees of auditors, in addition to expenses incurred for carrying out their duties.

15.       The powers and the duties of the Statutory Auditors are established by law.

16.       The Board of Statutory Auditors’ meetings may be held by audio or video conference, provided that all attendees can be identified and are able to follow and take part in real time in the discussion of the items that are being dealt with. The meeting is deemed to be held at the place where the Chairman and the secretary are located.

MANAGER RESPONSIBLE FOR DRAFTING THE COMPANY’S
ACCOUNTING DOCUMENTS

Article 29)

The Board of Directors, having first sought the opinion of the Board of Statutory Auditors, appoints and dismisses the manager in charge of preparing the corporate accounting documents, choosing from among individuals who have at least three years’ overall experience in performing (a) administration or control activities, or management functions with financial, accounting or control powers, in joint-stock companies with a share capital of not less than two million euros or joint-stock company consortia with a total share capital of no less than two million euros, or (b) professional activities in the legal, economic or financial field, closely related to the Company’s activities or (c) management functions in public bodies or public administrations operating in the banking, financial and insurance sectors or in business sectors otherwise closely related to that of the Company.

The fields and sectors of activity closely related to that of the Company refer to the fields and sectors mentioned in article 4 of these bylaws. The Board of Directors grants the person in charge of drafting the corporate accounting documents appropriate powers and resources for carrying out the duties assigned to such person in accordance with law and regulations. The provisions governing the directors’ liability in relation to the duties assigned to them shall apply to the person responsible for drafting the company accounting documents, except for the actions that can be brought based on his/her employment with the Company.

STATUTORY AUDIT OF THE ACCOUNTS

Article 30)

The statutory audit of the accounts shall be carried out by independent auditors registered in the appropriate Register established pursuant to law.

Their appointment, term, remuneration, tasks, powers and responsibilities shall be governed by the applicable legal provisions.

FINANCIAL STATEMENTS AND PROFITS

Article 31)

1.         The company’s financial year ends on 31 December of each calendar year.

2.         At the end of each financial year, the governing body draws up the financial statements pursuant to law.

Article 32)

1.         The net profits resulting from the financial statements, after deducting a sum of not less than 5% (five per cent) for the legal reserve, until such reserve has reached one fifth of the share capital, are allocated pro-rata to the shareholders, unless the Shareholders’ Meeting resolves to make special allocations to extraordinary reserves or for other purposes or decides to partially or fully carry them forward to subsequent years.

2.         Pursuant to Article 2349 of the Italian Civil Code, the Shareholders’ Meeting may also resolve to make extraordinary allocations of profits through the free issue of ordinary shares for a nominal amount equal to said profits.

Article 33)

The Board of Directors may decide to distribute interim dividends in the manner and in the form established by law.

Article 34)

Dividends not claimed within five years from the date they became payable shall be forfeited to the benefit of the Company.

DISSOLUTION AND LIQUIDATION - FINAL PROVISIONS

Article 35)

In the event of dissolution of the company, at any time and for any reason, the Shareholders’ Meeting determines the liquidation procedures and appoints one or more liquidators, specifying their powers and remuneration.

Article 36)

The provisions of articles 17 and 28 of these bylaws intended to ensure compliance with the regulations in force on gender balance shall apply to the first three renewals of the Board of Directors and the Board of Statutory Auditors subsequent to 12 August 2012.

Article 37)

For all matters not provided for in these bylaws, reference is made to the applicable laws and regulations in force.